Exhibit 23.3

Consent of Independent Public Accountants

The Board of Directors
LivePerson, Inc.

We consent to the incorporation by reference in this prospectus and the related registration statement (Form S-3) to the use of our report dated May 5, 2006 with respect to the balance sheets of Proficient Systems, Inc. as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended.

We also consent to the reference to Moore Stephens Tiller LLC under the caption “Experts” in the prospectus.

/s/ Moore Stephens Tiller LLC

Atlanta, Georgia
December 7, 2007